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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 29, 2005

CORPORATE REALTY INCOME FUND I, L.P.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-15796	13-3311993

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

	475 Fifth Avenue, New York, New York	10017

	(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (212) 696-0701

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On December 29, 2005, Registrant sold the land, building and other improvements, leases, rents, security deposits, and other rights and property known as the Mercury Insurance Group Building situated in Oklahoma City, Oklahoma to Mercury Casualty Company (“Purchaser”). There is no material relationship, other than in respect of the sale of the Mercury Insurance Group Building, between Purchaser and Registrant or any of Registrant’s affiliates, general partners, officers or directors of such general partners, or any associate of such general partners, officers, or directors.

Registrant owned fee title to the Mercury Insurance Group Building and its 6.1 acres of underlying land, subject to the lien of a first mortgage line-of-credit loan (the “Bank of America Loan”) from Bank of America, N.A. (“Bank of America”). The Mercury Insurance Group Building was built in 1986 and contains approximately 91,500 net rentable square feet on two floors, plus an 8,610 square foot basement.

As of December 29, 2005, the office space in the property was approximately 57.2% leased (plus approximately 84.9% of the basement space) to two tenants, Mercury Insurance Services, LLC (“Mercury Insurance”) and Marathon Oil Company (“Marathon”).

Mercury Insurance, an affiliate of Purchaser, has a lease for approximately 51,200 square feet (including approximately 7,310 in the basement) that expires on December 31, 2009. The lease requires rent payments equal to $10.00 per square foot until maturity in December 2009. The lease includes two 5-year renewal terms, the first at the then market rate (not to exceed $13.00 per square foot) and the second at a then fair market rental (not to exceed $15.00 per square foot). Mercury Insurance is also obligated to pay its proportionate share (50.86%) of increases in operating costs of the building after 2005, subject to a cap on cumulative increases of 4% per annum on all operating expenses other than real estate taxes, assessments, dues, insurance, and utilities.

Marathon’s lease is for approximately 8,430 square feet and expires in February 2009. The lease currently requires rent payments equal to $12.50 per square foot. Marathon must also pay additional rent equal to its proportionate share (8.43%) of any increases in operating costs of the building after 1996.

The sale price paid by Purchaser for the Mercury Insurance Group Building was $7,000,000 (the “Purchase Price”). The Purchase Price was payable in immediately available U.S. funds at the closing of the purchase and sale (the “Closing”). Registrant granted Purchaser a credit against the Purchase Price in the amount of $100,000 on account of certain inspection items to which Purchaser objected.

At the Closing, Purchaser released Registrant from and waived all claims and liability which Purchaser may have against Registrant for any structural, physical and environmental condition of the Mercury Insurance Group Building including, without limitation, the presence, discovery, or removal of any hazardous materials in, at, about, or under the Mercury Insurance Group Building.

Registrant paid sales commissions to third parties aggregating $138,000 in connection with the sale of the Mercury Insurance Group Building to Purchaser. In addition, Registrant has agreed to pay $69,000 to Mr. Tom Fillmore, Registrant’s Property Manager/Leasing Agent for the Mercury Insurance Group Building, in connection with the sale of the building. Registrant also paid operating adjustments, escrow fees, transfer taxes, title insurance premium, and other customary closing costs aggregating approximately $23,100 in connection with the sale of the Mercury Insurance Group Building.

At Closing, Registrant paid outstanding leasing commissions and tenant improvements to be performed pursuant to an amendment to Marathon’s lease at the Mercury Insurance Group Building in the approximate amount of $10,400 and $62,000, respectively. Registrant agreed to indemnify, defend, and hold harmless Purchaser from any claims made by the contractor or Marathon against Purchaser regarding the construction of such tenant improvements within 90 days following substantial completion of such improvements. Registrant also paid at Closing real estate taxes related to the Mercury Insurance Group Building in the approximate amount of $26,800.

At Closing, Registrant paid approximately $6,078,700 to satisfy in full the Bank of America Loan. Upon such payment, Bank of America released its mortgage liens on the Mercury Insurance Group Building and on Registrant’s buildings in San Antonio, Texas and Monterey Park, California. Registrant paid the bank’s attorneys’ fees and service fees and recording costs aggregating approximately $3,400 in connection with satisfaction of the Bank of America Loan. After all costs, expenses, and payments associated with the sale of the Mercury Insurance Group Building and the satisfaction of the Bank of America Loan, Registrant received net proceeds aggregating approximately $488,600 from the sale of the Mercury Insurance Group Building. Registrant intends to use such proceeds to augment working capital, including the funding of tenant improvements at its properties and reducing accounts payable and accrued expenses.

Registrant acquired the Mercury Insurance Group Building in March 1986 for a purchase price of approximately $10,736,000, inclusive of acquisition fees. At December 31, 2004, the Mercury Insurance Group Building had a book value estimated at approximately $7,298,000, net of accumulated depreciation.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1.

Purchase and Sale Agreement dated as of November 11, 2005 between Registrant and Mercury Casualty Company incorporated by reference to Exhibit 10 to Registrant’s Current Report on Form 8-K dated November 11, 2005.

10.2.	Amendment to Purchase and Sale Agreement dated as of December 22, 2005 between Registrant and Mercury Casualty Company.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORPORATE REALTY INCOME
FUND I, L.P.

By: 1345 Realty Corporation,
Corporate General Partner

By: /s/ Robert F. Gossett, Jr. Name: Robert F. Gossett, Jr. Title: President

Dated: January 4, 2006